The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the prospectus supplement is delivered in final form. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                                Filed pursuant to Rule 424(b)(2)
                                                     Registration No. 333-100345

                              Subject to Completion

            Preliminary Prospectus Supplement dated November 12, 2002

PROSPECTUS SUPPLEMENT
              , 2002

(To Prospectus dated October 18, 2002)


                      AMERICAN GENERAL FINANCE CORPORATION

                                        $

                               % SENIOR NOTES DUE

      THE COMPANY:                      THE NOTES AND THE OFFERING:
      American General Finance          -   Maturity:
        Corporation                     -   Interest Rate:    %
      601 N.W. Second Street            -   Interest Payments:
      Evansville, Indiana  47708-1061         semi-annually on
      (812) 424-8031                          and                       ,
                                              commencing                 , 2003
                                        -   Closing:                     , 2002


                                               Per Note        Total
      Public offering price:(1)                   %             $
      Placement fees:
      Proceeds to Company:

(1) Plus accrued interest from     , 2002, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the notes ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bonds Trust I, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc. as our agents (the "Placement Agents"). Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

The notes will not be listed on any securities exchange.

We expect that the notes will be ready for delivery in book-entry form through
The Depository Trust Company on or about         , 2002.



BANC OF AMERICA SECURITIES LLC                                          JPMORGAN

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein or therein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                           PAGE
Description of Notes.......................................................S-3

Plan of Distribution.......................................................S-5


                                   PROSPECTUS

About this Prospectus........................................................2

Where You Can Find More Information..........................................2

Incorporation of Information We File with the SEC............................2

Special Note Regarding Forward-Looking Statements............................3

American General Finance Corporation.........................................3

Use of Proceeds..............................................................4

Selected Financial Information...............................................4

Ratio of Earnings to Fixed Charges...........................................5

Description of Debt Securities...............................................5

Plan of Distribution........................................................15

Legal Opinions..............................................................16

Experts.....................................................................16

                              DESCRIPTION OF NOTES

      The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of debt securities set forth in the prospectus under the caption "Description of Debt Securities".

GENERAL

      The notes are to be issued as a series of debt securities under the indenture, which is more fully described in the prospectus. Certain terms used herein are defined in the prospectus.

      The notes are to mature on                  and bear interest at the rate
set forth on the cover page of this prospectus supplement, payable
semi-annually on           and           , commencing            , 2003, to the
registered holders thereof on the preceding        or      , as the case may be.

      The notes are not repayable at the option of any holder prior to maturity.

      The notes will be issued as a global debt security. See "Description of Debt Securities - Global Debt Securities" in the accompanying prospectus. DTC will be the depositary with respect to the notes. The notes will be issued as fully-registered securities in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC.

OPTIONAL REDEMPTION

      The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

      - 100% of the principal amount of the notes then outstanding to be redeemed; or

      - the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)
            at the applicable treasury rate plus          basis points

plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

      "treasury rate" means, with respect to any redemption date:

      - the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

      - if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

      The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

      "comparable treasury issue" means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term ("remaining life") of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

      "comparable treasury price" means (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

      "independent investment banker" means either Banc of America Securities LLC or J.P. Morgan Securities Inc., as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

      "reference treasury dealer" means (1) Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in The City of New York (a "primary treasury dealer"), we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealer selected by us after consultation with the independent investment banker.

      "reference treasury dealer quotations" means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

      We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

RATINGS

      The notes are rated A1 by Moody's Investors Service, Inc. and A+ by Standard & Poor's. Such ratings are not a recommendation to purchase, hold or sell the notes since a rating does not comment on the appropriateness of the market price or on the suitability of the notes for a particular investor. Such ratings address the likelihood of the timely payment of interest on and scheduled principal of the notes.

BOOK-ENTRY NOTES

      DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Placement Agents), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

SAME-DAY SETTLEMENT AND PAYMENT

      Settlement for the notes will be made by the Placement Agents in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds. The notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

                              PLAN OF DISTRIBUTION

      Subject to the terms and conditions contained in a placement agency agreement dated the date of this prospectus supplement by and between us and the Placement Agents, we have agreed to sell the notes to, and the Placement Agents have agreed to use their reasonable efforts to solicit offers to purchase the notes by, Core Bonds Product LLC as depositor of the Core Investment Grade Bond Trust I.

      We have agreed to sell the notes through the Placement Agents in the principal amounts listed opposite their names below:

          Placement Agent                                      Principal Amount
Banc of America Securities LLC...............................   $
J.P. Morgan Securities Inc...................................

                                                                -------------
      Total..................................................   $
                                                                =============

      We are offering the notes ultimately to purchasers of the pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of the Placement Agents. Each of the Placement Agents is a statutory underwriter within the meaning of the Securities Act of 1933.

      The Placement Agents are acting on a reasonable efforts basis and will
receive from us a placement fee of    % of the aggregate principal amount of the
notes. We have agreed to indemnify the Placement Agents against certain liabilities, including certain liabilities under the Securities Act of 1933, or to contribute to payments the Placement Agents may be required to make because of any of those liabilities.

      The expenses of this offering, excluding the placement fees, are estimated at $150,000 and are payable by us.

      From time to time, Banc of America Securities LLC and J.P. Morgan Securities Inc. and certain of their respective affiliates have engaged, and may in the future engage, in transactions with, and perform certain investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business.

PROSPECTUS

                                 $5,750,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     We may sell at one or more times up to $5,750,000,000 aggregate principal amount of our debt securities. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We may sell the debt securities in multiple series with the terms of each series to be determined at the time of sale. We will provide the specific terms of the series of debt securities being offered at any time in one or more supplements to this prospectus. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total amount of $5,750,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the registration statement and its exhibits and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, current and special reports and other information with the SEC. Our SEC filings, including the registration statement, the indenture under which the debt securities are to be issued and other information about us, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided solely for the information of prospective investors and is not intended to be an active link. You may read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information contained in the documents that is deemed not to be filed):

      -- our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      -- our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

      --   our Current Reports on Form 8-K dated April 25, 2002 and August 14,
           2002;

      -- any other documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the debt securities offered by this prospectus; and

      -- the indenture under which the debt securities are to be issued, which is filed as an exhibit to the registration statement that contains this prospectus.

     Some of the information in our later SEC filings will update and supersede information in this prospectus and in our prior SEC filings.

     You may request a copy of any document we incorporate by reference (excluding exhibits, unless specifically incorporated by reference into such documents), at no cost, by writing us at 601 N.W. Second Street, Evansville, Indiana 47708, Attention: Treasury Department. You may also telephone the Treasury Department at (812) 424-8031.
                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, financial results and reserves. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

     The forward-looking statements we make involve risks and uncertainties, including, but not limited to, the following:

      -- changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies;

      -- customer responsiveness to both our products and our distribution channels or changes in contractual delinquencies, collateral values or credit losses;

      -- competitive, regulatory, accounting or tax changes that affect the cost of, or demand for, our products or the manner in which we conduct business;

      -- adverse litigation results or resolution of litigation or any governmental inquiries or investigations;

      -- the formation of strategic alliances or business combinations among our competitors or our business partners;

      -- changes in our ability to attract and retain employees or key executives; and

      --   natural events affecting our facilities.

     We also direct you to other risks and uncertainties discussed in other documents we file with the SEC. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

                      AMERICAN GENERAL FINANCE CORPORATION

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses.

     We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. American General Finance, Inc. is an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad.

     At December 31, 2001, we had 1,362 offices in 43 states, Puerto Rico and the U.S. Virgin Islands and approximately 7,400 employees. Our principal executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the debt securities:

      --   to repay debt;

      --   to make loans to customers;

      --   to purchase receivables; and/or

      --   for other general corporate purposes.

     We may temporarily invest the net proceeds in short-term marketable securities to earn income until we use the funds for these purposes.

                         SELECTED FINANCIAL INFORMATION

     We have derived the following selected financial information from our consolidated financial statements as of and for each of the five years ended December 31, 2001, which were audited by Ernst & Young LLP, and from our unaudited consolidated financial statements as of and for the six-month period ended June 30, 2002. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information".

                            SIX MONTHS                        YEARS ENDED DECEMBER 31,
                               ENDED       --------------------------------------------------------------
                           JUNE 30, 2002      2001         2000         1999         1998         1997
                           -------------   ----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
Revenues:
  Finance charges........    $826,661      $1,668,613   $1,577,551   $1,423,416   $1,323,028   $1,233,387
  Insurance..............      93,550         195,393      196,241      184,529      175,969      188,574
  Other..................      58,124         111,530      129,034      107,924       95,242       89,982
                             --------      ----------   ----------   ----------   ----------   ----------
     Total revenues......     978,335       1,975,536    1,902,826    1,715,869    1,594,239    1,511,943
                             --------      ----------   ----------   ----------   ----------   ----------
Expenses:
  Interest expense.......     273,086         620,487      677,372      563,966      501,533      450,914
  Operating expenses.....     278,621         529,966      525,836      509,541      494,262      466,791
  Provision for finance
     receivable losses...     140,696         284,735      202,461      202,977      207,529      242,453
  Insurance losses and
     loss adjustment
     expenses............      41,793          88,111       88,354       86,634       84,687       93,447
  Other charges..........          --          58,020(a)         --          --           --           --
  Loss on non-strategic
     assets..............          --              --           --           --           --       42,225
                             --------      ----------   ----------   ----------   ----------   ----------
     Total expenses......     734,196       1,581,319    1,494,023    1,363,118    1,288,011    1,295,830
                             --------      ----------   ----------   ----------   ----------   ----------
  Income before provision
     for income taxes....     244,139         394,217      408,803      352,751      306,228      216,113
  Provision for income
     taxes...............      86,899         141,426      148,673      128,098      111,832       79,042
                             --------      ----------   ----------   ----------   ----------   ----------
     Net income..........    $157,240      $  252,791   $  260,130   $  224,653   $  194,396   $  137,071
                             ========      ==========   ==========   ==========   ==========   ==========

---------------

(a) In September 2001, we recorded one-time charges totaling $58.0 million, resulting from AIG's and our joint assessment of the current business environment and post-combination business plans.

     On January 1, 2002, we adopted Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets". SFAS 142 provides that goodwill and other intangible assets with indefinite lives are no longer to be amortized. These assets are to be reviewed for impairment annually, or more frequently if impairment indicators are present. During the first quarter of 2002, we determined that the required impairment testing related to our goodwill and other intangible assets did not require a write-down of any such assets.

     The impact of goodwill amortization on net income was as follows:

                        SIX MONTHS                          YEARS ENDED DECEMBER 31,
                           ENDED       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Reported net
  income.............   $   157,240    $   252,791   $   260,130   $   224,653   $   194,396   $  137,071
Goodwill
  amortization, net
  of tax.............            --          4,163         4,213         4,558         5,690        5,690
                        -----------    -----------   -----------   -----------   -----------   ----------
Adjusted net
  income.............   $   157,240    $   256,954   $   264,343   $   229,211   $   200,086   $  142,761
                        ===========    ===========   ===========   ===========   ===========   ==========

                                                                  DECEMBER 31,
                                       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Net finance
  receivables........   $11,770,262    $11,718,580   $11,427,825   $10,757,478   $ 9,472,164   $7,827,036
Total assets.........    13,501,178     13,447,626    13,193,153    12,464,102    11,059,601    9,240,605
Short-term debt......     3,903,179      4,578,637     4,846,445     4,246,520     3,485,648    3,157,671
Long-term debt.......     7,010,102      6,300,171     5,667,567     5,709,755     5,162,012    3,941,486
Total shareholder's
  equity.............     1,552,055      1,545,927     1,786,294     1,701,959     1,623,342    1,374,915

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our historical consolidated ratios of earnings to fixed charges for each of the periods indicated were as follows:

                       YEARS ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2002     2001   2000   1999   1998   1997
----------------   ----   ----   ----   ----   ----
   1.87            1.62   1.59   1.61   1.60   1.44

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on debt and a portion of rent that is considered interest.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture dated as of May 1, 1999 between us and Citibank, N.A., as Trustee. As used in this prospectus, "debt securities" means the securities that we issue and that the Trustee authenticates under the indenture. Capitalized terms used but not defined under this caption of the prospectus have the meanings given to them in the indenture.

     We have summarized selected terms and provisions of the indenture below. The following summary of the material provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture. In the summary, we have included references to section numbers of the indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the indenture. See "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

     The indenture allows us to issue debt securities in bearer form. Because we do not intend to issue debt securities in bearer form under this prospectus, we have not described the related provisions of the indenture.

TERMS OF DEBT SECURITIES

     The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include some or all of the following:

      --   the title of the debt securities;

      -- the aggregate principal amount of the debt securities, and whether the principal amount will be determined with reference to an index, formula or other method;

      -- if other than U.S. dollars, the currency in which payment of the principal of and interest on the debt securities will be payable;

      -- the percentage of their principal amount at which the debt securities will be issued and, in the case of Original Issue Discount Securities, the principal amount that will be payable if their maturity is accelerated;

      -- the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

      -- whether the debt securities will bear interest at a fixed or variable rate and, as applicable:

         -- the interest rate or the manner in which the interest rate is determined,

         --   the date from which interest will accrue,

         --   the record and interest payment dates for the debt securities, and

         --   the first interest payment date;

      -- the places where payments on the debt securities will be made (if other than New York City) and where the debt securities may be surrendered for registration of transfer or exchange;

      -- any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities;

      -- whether the debt securities will be issued in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

      -- any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities; and

      --   any other material terms of the debt securities.

     The indenture does not limit the amount of debt securities we may issue under it. It permits us to issue debt securities from time to time in one or more series, in an aggregate principal amount authorized by us before each issuance. We may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. Section 301 of the indenture.

     Unless the applicable prospectus supplement states otherwise, we will issue debt securities in denominations of $1,000 and multiples of $1,000. We may issue debt securities denominated in foreign currencies, in each case as specified in the applicable prospectus supplement. Section 302 of the indenture.

     Unless the applicable prospectus supplement states otherwise, you may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office maintained for that purpose. There will be no service charge for any transfer or exchange of debt securities, but we may require a payment to cover any tax or other governmental charge related to the transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer. Section 305 of the indenture.

     One or more series of debt securities may provide that if their maturity is accelerated under the indenture, the amount due and payable will be less than their stated principal amount. These are referred to as "Original Issue Discount Securities". Section 101 of the indenture. An Original Issue Discount Security would be issued at a discount from its stated principal amount and would bear interest at a below-market rate or not at all. Under applicable federal income tax laws and regulations, if a debt security is issued at a discount and the amount of discount exceeds a de minimis amount, then regardless of whether the debt security meets the indenture's definition of "Original Issue Discount Security", the holder of the debt security would be required to include amounts in gross income for federal income tax purposes before receiving the related cash. The prospectus supplement relating to any debt securities subject to these laws and regulations will describe the federal income tax consequences and other special considerations that you should consider before purchasing them.

     Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on debt securities issued in certificated form at a designated office of the Trustee in New York City. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless otherwise stated in the applicable prospectus supplement, we will pay interest by check mailed to the persons in whose names the debt securities are registered on the applicable record dates. Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See
"-- Global Debt Securities". Sections 307 and 1002 of the indenture.

RANKING

     The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. All debt securities issued under the indenture will rank equally with each other, including other debt securities previously issued under the indenture.

     The indenture does not limit the amount of indebtedness that we may incur. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provision that would afford holders of the debt securities protection in the event of a highly-leveraged transaction or other transaction that may adversely affect holders of the debt securities, except as described under "-- Limitations on Liens" and "-- Merger and Consolidation".

     Because we are a holding company and conduct our operations through our Subsidiaries, holders of the debt securities will generally have a junior position to claims of creditors of our operating Subsidiaries, except to the extent that our claims as a creditor of our Subsidiaries may be recognized.

LIMITATIONS ON LIENS

     The indenture provides that neither we nor any of our Subsidiaries may create, assume or allow to exist, except in favor of us or one of our Wholly-owned Subsidiaries, any Mortgage on any of our property or their property, unless the debt securities will be secured equally and ratably. This restriction does not apply to, among other things:

      --   any Mortgage existing on May 1, 1999;

      -- any Mortgage on properties or assets, in addition to those otherwise permitted, securing Indebtedness which at the time incurred does not, together with all other Indebtedness so secured and not otherwise permitted, exceed in the aggregate 10% of Consolidated Net Worth;

      -- any Mortgage on properties or assets securing Indebtedness of any Subsidiary, created in the ordinary course of business by the Subsidiary, if, as a matter of practice, the Subsidiary, before becoming a Subsidiary, had incurred Indebtedness on a secured basis;

      -- any Mortgage on our property or the property of any of our Subsidiaries if the principal amount of the Indebtedness securing the Mortgage does not exceed 75% of the cost of the property and if the Mortgage is:

         -- a Mortgage on property acquired or constructed by us or any of our Subsidiaries after May 1, 1999, which Mortgage is:

            -- a purchase money Mortgage created to secure the purchase price of the property (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction of the property), or

            -- a Mortgage existing on the property at the time we acquired it, or

         -- a Mortgage existing on any property of any corporation at the time it becomes a Subsidiary, or

         --   a Mortgage with respect to property acquired after May 1, 1999;

      --   refundings or extensions of any permitted Mortgage; and

      -- any Mortgage created by us or any Subsidiary in connection with a transaction intended by us or the Subsidiary to be one or more sales of properties or assets, provided that the Mortgage only applies to the properties or assets involved in the sale or sales, the income from those properties or assets and/or the proceeds of those properties or assets.

     Section 1007 of the indenture.

     "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance. Section 101 of the indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, if an Event of Default with respect to any debt securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all the debt securities of that series due and payable immediately. However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration will occur automatically. If all Events of Default with respect to debt securities of that series have been cured or waived, and all amounts due otherwise than because of the acceleration have been paid or deposited with the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind the acceleration and its consequences. Section 502 of the indenture.

     If the maturity of Original Issue Discount Securities is accelerated, an amount less than the principal amount will be due and payable. We will describe the provisions relating to acceleration of the maturity of Original Issue Discount Securities in the applicable prospectus supplement.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of that series, and any Event of Default arising from a past default, except in the case of:

      -- a default in the payment of the principal of or any premium or interest on any debt security of that series; or

      -- a default in respect of a covenant or provision that may not be amended or modified without the consent of the holder of each outstanding debt security of that series.

     Section 513 of the indenture.

     "Event of Default" means the occurrence and continuance of any of the following events with respect to a series of debt securities:

      -- failure to pay when due any interest on any debt security of that series, continued for 30 days;

      -- failure to pay when due the principal of and any premium on any debt security of that series;

      -- failure to deposit when due any sinking fund payment on any debt security of that series;

      -- failure to perform when required any other covenant that applies to the debt securities of that series and continuance of that failure for 90 days after written notice as provided in the indenture;

      -- acceleration of any of our indebtedness in a principal amount in excess of $25,000,000 if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 15 days after written notice as provided in the indenture;

      --   certain events in bankruptcy, insolvency or reorganization; and

      -- any other Event of Default that may be provided with respect to the debt securities of that series.

     Section 501 of the indenture.

     The Trustee is required, within 90 days after the occurrence of any continuing default that it knows of, to notify the holders of the applicable series of debt securities of the default. However, unless the default is a payment default, the Trustee may withhold the default notice if it in good faith decides that withholding the notice is in the holders' interests. In addition, in the case of any default referred to in the fourth event listed in the previous paragraph, the Trustee will not give notice to holders until at least 30 days after the default occurs. Section 602 of the indenture.

     Subject to its duty to act with the required standard of care in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless the holders offer the Trustee reasonable indemnification. Sections 601 and 603 of the indenture. If reasonable indemnification is provided, then, subject to other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power of the Trustee, with respect to the debt securities of that series. Section 512 of the indenture.

     No holder of a debt security of any series may institute any action against us under the indenture, except actions for payment of overdue principal of premium, if any, or interest on that debt security, unless:

      -- the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to that series of debt securities;

      -- the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the Trustee to institute that action and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

      -- the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity; and

      -- the Trustee has not received any inconsistent written request within that 60 day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

     Sections 507 and 508 of the indenture.

     The indenture requires us to deliver to the Trustee annual statements as to our compliance with all conditions and covenants under the indenture. Section 1005 of the indenture.

MERGER AND CONSOLIDATION

     The indenture generally permits us to consolidate with, merge with or into, or sell or convey all or substantially all of our assets to, any other corporation or entity if:

      -- either (1) we are the survivor of the merger or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets is organized and existing under the laws of the United States or any State and assumes all of our obligations and covenants under the indenture, including payment obligations; and

      -- immediately after the transaction, no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would be an Event of Default.

     Section 801 of the indenture.

MODIFICATION AND WAIVER

     The indenture may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, unless each holder to be affected by the proposed change consents, no modification or amendment may:

      -- change the Stated Maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

      -- reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

      -- reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security or that would be provable in bankruptcy;

      -- adversely affect any right of repayment at the option of the holder of any debt security;

      -- change the places or currency of payment of the principal of, or any premium or interest on, any debt security;

      -- impair the right to sue for the enforcement of any payment of principal of, or any premium or interest on, any debt security on or after the date the payment is due;

      -- reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

         --   modify or amend the indenture with respect to that series,

         -- waive any past default or compliance with certain restrictive provisions, or

         --   constitute a quorum or take action at a meeting; or

      -- otherwise modify the provisions of the indenture concerning modification or amendment or concerning waiver of compliance with certain provisions of, or certain defaults and their consequences under, the indenture, except to:

         -- increase the percentage of outstanding debt securities necessary to modify or amend the indenture or to give the waiver, or

         -- provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

     Section 902 of the indenture.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our obligation to comply with certain restrictive provisions applicable to the series. Section 1008 of the indenture.

     The indenture may be modified or amended without the consent of any holder of outstanding debt securities for any of the following purposes:

      -- to evidence that another entity is our successor and has assumed our obligations with respect to the debt securities;

      -- to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the indenture;

      --   to add any Events of Default to all or any series of debt securities;

      -- to change or eliminate any restrictions on the payment of the principal of or any premium or interest on any debt securities;

      -- to modify the provisions relating to global debt securities, or to permit the issuance of debt securities in uncertificated form, so long as in either case the interests of the holders of debt securities are not adversely affected in any material respect;

      -- to add to, change or eliminate any provision of the indenture in respect of one or more series of debt securities, so long as either
           (1) there is no outstanding debt security of any series entitled to the benefit of the provision or (2) the amendment does not apply to any then outstanding debt security;

      --   to secure the debt securities;

      --   to establish the form or terms of the debt securities of any series;

      -- to provide for the appointment of a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions to facilitate the administration of the trusts under the indenture by more than one Trustee;

      -- to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit in trust of money and/or Government Obligations (see "-- Satisfaction and Discharge");

      -- to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance of the debt securities; or

      -- to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

     Section 901 of the indenture.

SATISFACTION AND DISCHARGE

     Unless the prospectus supplement relating to a particular series of debt securities states otherwise, we may enter into a supplemental indenture with the Trustee without the consent of any holder of outstanding debt securities to provide that we will be discharged from our obligations in respect of the debt securities of any series, except for obligations:

      --   to register the transfer or exchange of debt securities;

      --   to replace stolen, lost or mutilated debt securities;

      --   to maintain paying agencies; and

      --   to hold moneys for payment in trust.

The discharge would be effective on the 91st day after we deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. The supplemental indenture may only be executed if certain conditions have been satisfied, including that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that the discharge will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. In addition, the provisions of the supplemental indenture will not apply to any series of debt securities then listed on the New York Stock Exchange if the provisions would cause the outstanding debt securities of the series to be delisted. Section 901 of the indenture.

     In addition to the above provisions, we will be released from any further obligations under the indenture with respect to a series of debt securities, except for obligations to register the transfer or exchange of debt securities and certain obligations to the Trustee, when certain conditions are satisfied including that:

      -- all debt securities of the series either have been delivered to the Trustee for cancellation or are due, or are to be called for redemption, within one year; and

      -- with respect to all debt securities of the series not previously delivered to the Trustee for cancellation, we have deposited in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, and any premium and interest on, those debt securities on the dates the payments are due.

     Section 401 of the indenture.

DEFEASANCE OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement relating to a series of debt securities, we will have the option to cease to comply with the covenants described under "-- Limitations on Liens" above and any additional covenants not included in the original indenture that may be applicable to the series. To exercise this option, we will be required to deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. We will also be required to deliver to the Trustee an opinion of counsel that the deposit and related covenant defeasance will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. We will not be permitted to exercise this option with respect to any series of debt securities listed on the New York Stock Exchange if the defeasance would cause the outstanding debt securities of the series to be delisted. Section 1009 of the indenture.

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary. Unless otherwise provided in the prospectus supplement relating to a series of debt securities, the depositary for each series of debt securities represented by one or more global debt securities will be The Depository Trust Company, New York, New York ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. or such other nominee as an authorized DTC representative may request. Accordingly, we expect Cede & Co. to be the initial registered holder of all debt securities that are represented by one or more global debt securities.

     So long as DTC or a nominee of DTC is the registered owner of a global debt security, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global debt security for all purposes under the indenture. Section 308 of the indenture.

Except as set forth in this prospectus or in the prospectus supplement relating to that series of debt securities, no person that acquires a beneficial interest in a global debt security will be entitled to receive physical delivery of a certificate representing those debt securities or will be considered the owner or holder of the debt securities under the indenture.

     DTC has informed us that it is:

      --   a limited purpose trust company organized under the New York Banking
           Law;

      --   a "banking organization" within the meaning of the New York Banking
           Law;

      --   a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      -- a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

     DTC has also informed us that it:

      --   holds securities that its "participants" deposit with it; and

      -- facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Firms that maintain accounts with DTC are referred to as "participants" of DTC. They include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Firms that are not participants themselves but that clear transactions through, or maintain a custodial relationship with, a participant, either directly or indirectly, are referred to as "indirect participants" of DTC. The rules applicable to DTC and its participants are on file with the SEC. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the NASD.

     We will pay principal, premium, if any, and interest, if any, on debt securities represented by a global debt security to DTC or its nominee as the registered owner of the global debt security. DTC has advised us that its practice is to credit participants' accounts, upon DTC's receipt of funds and corresponding detail information, on the payable date in accordance with the participants' respective holdings shown on DTC's records. Payments by participants to beneficial owners of the debt securities will be governed by standing instructions and customary practices, as is the case with securities registered in "street name". We are responsible for payments to DTC or its nominee. DTC is responsible for disbursement of such payments to participants, and the participants and indirect participants are responsible for disbursement of payments to the beneficial owners. Neither we, the Trustee, any paying agent nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Section 308 of the indenture.

     Persons that are not participants or indirect participants may buy, sell or otherwise transfer ownership of or interests in debt securities represented by a global debt security only through participants or indirect participants. Participants will receive credit for the debt securities on DTC's records and indirect participants will receive credit for the debt securities on participants' records. In turn, the ownership interest of each beneficial owner will be recorded on the records of the participant or indirect participant through which the beneficial owner purchased its interest. Beneficial owners will not receive written confirmations from DTC of their purchases, but should receive written confirmations from the participants or indirect participants through which they purchased their interests. Transfers of ownership interests in debt securities represented by a global debt security are accomplished by entries made on the books of the participants or indirect participants acting on behalf of the beneficial owners.

     The deposit of a global debt security with DTC and its registration in the name of Cede & Co., or such other nominee as an authorized DTC representative may request, do not change or affect beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities represented by a global debt security. DTC's records reflect only the identities of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping records of their holdings on behalf of their customers. We, the security registrar, any paying agent, the Trustee and the depositary will not recognize the beneficial owners as registered holders of the debt securities represented by a global debt security.

     Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants or indirect participants. Conveyance of notices and other communications by DTC to its participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to applicable statutes and regulations in effect from time to time.

     Because DTC can act only on behalf of participants, the ability of a beneficial owner of debt securities represented by a global debt security to pledge its beneficial ownership interest to persons or entities that do not participate in the DTC system may be limited. The laws of some states may require that certain purchasers of securities take physical delivery of the certificates for the debt securities they purchase. These laws may reduce the liquidity of beneficial interests in a global debt security.

     We will issue individual certificated debt securities in exchange for the global debt security of a series only if:

      -- DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days;

      -- subject to any limitations described in the applicable prospectus supplement, we decide that the debt securities no longer will be represented by a global debt security and we deliver to the Trustee an order declaring that the global debt security will be exchangeable for certificated debt securities; or

      -- an Event of Default occurs and continues with respect to that series of debt securities.

     Section 305 of the indenture.

     If any of these events occurs, we will issue the individual certificated debt securities to the participants specified by DTC or its nominee, or to the beneficial owners specified by those participants, according to standing instructions and customary practices for securities registered in "street name". Except as described above, a global debt security may not be transferred except as a whole by or among DTC, a nominee of DTC and/or a successor depositary appointed by us.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in global debt securities among participants, it is under no obligation to perform or continue to perform these procedures, which may be discontinued at any time. Neither we, the Trustee, the security registrar nor any paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Section 308 of the indenture.

     We obtained the information in this section concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

THE TRUSTEE UNDER THE INDENTURE

     We and certain of our affiliates maintain banking and borrowing relations with Citibank, N.A.

     The indenture provides that we may appoint an alternative Trustee with respect to any particular series of debt securities. Any such appointment will be described in the prospectus supplement relating to that series of debt securities.

     Unless we are in default, the Trustee is required to perform only those duties specifically set out in the indenture. After a default, the Trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with the Trustee's exercise of these rights or powers. The Trustee is not required to spend or risk its own funds or otherwise incur financial liability in performing its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The indenture contains other provisions limiting the responsibilities and liabilities of the Trustee. Sections 601 and 603 of the indenture.

                              PLAN OF DISTRIBUTION

METHODS OF DISTRIBUTION

     We may sell the debt securities:

      --   to or through one or more underwriters or dealers;

      --   directly to other purchasers; and/or

      --   through one or more agents.

     The distribution of the debt securities may occur from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     The prospectus supplement relating to a series of debt securities will state:

      -- the name(s) of any underwriter(s) or agent(s) involved in the offer and sale (only the underwriter(s) or agent(s) as are named in the applicable prospectus supplement are underwriter(s) or agent(s) in connection with the debt securities being offered);

      -- the terms and manner of sale of the debt securities, including the purchase price, the proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

      --   the place and time of delivery of the debt securities; and

      --   any securities exchange on which the debt securities may be listed.

COMPENSATION AND INDEMNIFICATION OF UNDERWRITERS

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of debt securities may be considered to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any compensation that we pay to underwriters, dealers or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the prospectus supplement relating to the debt securities.

     We may agree to indemnify the underwriters and agents which participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

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     Underwriters, dealers or agents participating in the offer or sale of the debt securities, and their associates, may be customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

     If stated in a prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us under contracts providing for payment and delivery on a future date. These contracts, which in all cases must be approved by us, may be made with:

      --   commercial and savings banks;

      --   insurance companies;

      --   pension funds;

      --   investment companies;

      --   educational and charitable institutions; and

      --   other institutions.

The institution's obligations under the contract will be subject to the condition that the purchase of the debt securities at the time of delivery is not prohibited under the laws of the jurisdiction to which the institution is subject. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

                                 LEGAL OPINIONS

     Unless otherwise stated in a prospectus supplement, Timothy M. Hayes, our General Counsel, will pass upon the legality of each issue of the debt securities for us and Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the debt securities for any underwriters, dealers or agents of a particular issue of debt securities. Sidley Austin Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Mr. Hayes. Mr. Hayes owns shares of common stock of AIG and has options to purchase additional shares of such stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report included therein, which, together with the rest of our Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated by reference in this prospectus and elsewhere in this registration statement. See "Incorporation of Information We File with the SEC". Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     In our Current Report on Form 8-K dated April 25, 2002, we disclosed that we have engaged PricewaterhouseCoopers LLP as our new independent accountants. Our audited consolidated financial statements that we include in our future SEC filings under the Securities Exchange Act of 1934 will be (to the extent covered by consents of PricewaterhouseCoopers LLP filed with the SEC) incorporated into this prospectus in reliance upon the audit reports of PricewaterhouseCoopers LLP pertaining to those statements given upon the authority of that firm as experts in accounting and auditing.

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